Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

AN2 Therapeutics, Inc.

Table 1: Newly Registered Securities

Security Type	Security Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the Registrant's 2026 Employment Inducement Award Plan	457(c) and 457(h)	1,250,000	$5.59(2)	$6,987,500.00	0.0001381	$964.97

Total Offering Amounts					$6,987,500.00		$964.97

Total Fee Offsets							N/A(3)

Net Fee Due							$964.97

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the AN2 Therapeutics, Inc. 2026 Employment Inducement Award Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)
Pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on September 11, 2026, which date is within five business days prior to filing this Registration Statement.
(3)
The Registrant does not have any fee offsets.